Exhibit 99.1

The Inventure Group Acquires Rader Farms

PHOENIX, Ariz. May 17, 2007 — The Inventure Group, Inc. (Nasdaq: SNAK) today announced the Company has acquired substantially all of the assets of Rader Farms, Inc. (www.raderfarms.com), a leading grower, processor and marketer of premium frozen blueberries, raspberries, berry blends and other fruit products based in Lynden, Washington, for approximately $21 million in cash.

The acquisition provides The Inventure Group access to a growing specialty food category with a best-in-class business that generated approximately $27 million in 2006 net revenues.  Rader Farms is expected to benefit from the Inventure Group’s extensive customer relationships, operational knowledge, and management and board experience in the frozen food segment.

“Rader Farms provides The Inventure Group an exciting new growth platform in a specialty food category with compelling growth potential based on shifting consumer eating habits and health trends,” commented Mr. Eric Kufel, President and CEO of The Inventure Group.  “Our vision for the Company is to build a diverse lineup of specialty better-for you, natural/organic and indulgent food brands that meet evolving consumer needs. The addition of Rader Farms is a major step forward for the Company as we begin to diversify our brand and product mix to include natural and better-for-you brands in a variety of specialty food categories.”

“This is a major step forward for our company,” commented Brad Rader, General Manager of Rader Farms.  “We have grown dramatically over the past five years and look forward to further growth by continuing to provide consumers the highest quality frozen berries possible and supporting our customers with world-class service.  The Inventure Groups’ financial and IT resources and infrastructure, as well as their customer service, supply chain and manufacturing experience will help us better serve our customers and support their growth initiatives.”

Why enter the frozen fruit category?

Frozen fruit met all of The Inventure Group’s criteria for entering a new category, including strong likelihood of long-term category growth due to shifting consumer eating habits and health trends, category scale appropriate in size for the Inventure Group and category competitive dynamics that allow the Company to better leverage its organizational and manufacturing competencies as well as its extensive customer penetration.

The frozen fruit category is a growing specialty food segment with total U.S. food, drug and mass merchandiser category sales up 8.4% to $347 million for the 52 week period ended February 24, 2007.  Frozen berries and berry blends are two of the fastest growing segments in the frozen fruit category, with growth rates in excess of the category rate.

According to the Produce for Better Health Foundation, fruit consumption increases as consumers age.  The current demographic trend of aging baby-boomers, combined with the well publicized health benefits of blueberries and raspberries, as well as shifting eating habits toward healthier meals and snacking are expected to result in continued frozen fruit category growth, especially amongst berries with strong health benefits.

The frozen fruit category possesses many similarities to the Inventure Group’s current potato chip business.  The Inventure Group has extensive experience working with farmers to grow and procure potatoes throughout the western United States, processing them into fried snacks compared to flash freezing frozen fruit, then packaging finished products with identical packaging machines and then selling and shipping products to retailers in nearly identical manners.

The Inventure Group management team and board have extensive experience in frozen food and fruit, including management experience with brands such as Minute Maid and Tropicana frozen and fresh juices, fresh Del Monte fruit and Haagen-Dazs Ice Cream.

Why Rader Farms?

The Inventure Group sought out acquisition candidates capable of becoming growth platforms in new better-for-you and natural/organic specialty food categories.  Acquisition criteria included talented management, growth potential, strong track record of revenue and profit growth, immediately accretive earnings, best-in-class branding and quality and proprietary intellectual capital.  Rader Farms met all the criteria as their strong track record of growth, talented management and six decades of experience growing and producing premium product quality berries combined to create a compelling new growth platform for the Inventure Group.

Family operated since 1941, Rader Farms possesses proprietary intellectual capital in berry farming and processing.  Brad Rader, who will lead the business as its General Manager, along with parents Lyle and Sue Rader, transformed Rader Farms’ berry farming operation into one of the leading vertically integrated growers, processors and marketers of premium branded and private label IQF (individual quick frozen) berries and berry blends in the United States.

Financial impact

The purchase price of approximately $21 million will be funded by debt and existing cash.  The transaction is expected to result in immediately accretive earnings.

A conference call to discuss this acquisition in further detail will be held today, May 17 at 4:00pm EST.  A slide presentation will also be available as supporting documentation.  Any investor or interested individual can listen to the teleconference. To participate, please call toll-free 800-395-0708 approximately five minutes prior to the indicated start time.  Participants will be able to simultaneously view the slides during the call.  To view the supporting slides while listening to the call, please log on to www.inventuregroup.net and click on the investors’ home page.  The slide presentation will be available 10 minutes prior to the start time of the conference call.

Approximately two hours after the live presentation, a webcast will be completed and posted for replay at www.inventuregroup.net.  This presentation will be available for one year following the presentation date.

About The Inventure Group, Inc.

With facilities in Indiana and Arizona, The Inventure Group is a marketer and manufacturer of Intensely Different™ better-for-you, natural/organic and indulgent specialty food brands under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Rader Farms®, Poore Brothers®, Boulder Canyon Natural Foods™, Tato Skins® and Bob’s Texas Style®. For further information about The Inventure Group or this release, please contact Steve Weinberger, Chief Financial Officer, at (623) 932-6200, or logon to http://www.inventuregroup.net.

Statements contained in this press release that are not historical facts are forward looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing; acquisition-related risks, including integration of operations, diversion of management’s time and attention, unanticipated expenditures and continuation of relationships with significant customers; significant competition; customer acceptance of new products; dependence upon major customers; dependence upon existing and future license agreements; general risks related to the food products industry; and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.